Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of POET Technologies Inc. on Form 20-F of our report dated January 27, 2014 with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2012, 2011, and 2010 and for each of the three years in the period ended December 31, 2012, which report appears in this Form 20-F. We also consent to the reference to our Firm under the heading “Statements by Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, Connecticut

January 27, 2014